                                                                   Exhibit 99(b)



SELECTED FINANCIAL DATA

(In thousands, except per share amounts)

                                                                         Fiscal Year Ended
                                         ----------------------------------------------------------------------------------
                                         March 31, 1995  March 25, 1994*  March 26, 1993*  March 27, 1992*  March 29, 1991*
                                         ----------------------------------------------------------------------------------
OPERATIONS:
Revenues..............................        $ 177,726        $ 204,680        $ 173,817      $   128,063       $   81,033

Income before income taxes
    and extraordinary item............           20,704           34,688           24,700           17,076            3,706

Income before extraordinary item......           13,684           21,588           16,050           10,896            2,706

Net income............................           13,684           21,588           16,050           10,896            3,918

Primary net income per share
    Before extraordinary item.........             1.47             2.38             1.92             1.48              .42
    Net income........................             1.47             2.38             1.92             1.48              .60

Cash dividends paid per share.........             .315             .288             .312             .167             .167

FINANCIAL POSITION AS OF:                March 31, 1995   March 25, 1994   March 26, 1993   March 27, 1992   March 29, 1991
                                         ----------------------------------------------------------------------------------

Total assets..........................        $ 401,332        $ 590,578        $ 528,942        $ 322,029        $ 201,177

Long-term borrowings..................           25,000           25,000           38,055           13,055           13,055

Stockholders equity...................          114,362          107,405           77,927           62,923           38,512

* All income per share and cash dividends per share information has been adjusted for the 20% stock dividend paid during the fiscal year ended March 25, 1994. (See Note F to the Consolidated Financial Statements.)


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